Item 77C

Scudder Money Market Series, a series of SCUDDER MONEY MARKET TRUST

The Proxy Statement on Schedule 14A for Scudder Money Market Series, a series of Scudder Money Market Trust (File No. 811-3495), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 22, 2002.